                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Material Technologies, Inc.

             (Exact name of Registrant as specified in its charter)

              Delaware                                    95-4622822
    (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                   Identification No.)

                     11661 San Vicente Boulevard, Suite 707
                              Los Angeles, CA 90049
           (Address of Principal Executive Offices including Zip Code)

                           MATERIAL TECHNOLOGIES, INC.
                 AMENDED 2002 STOCK ISSUANCE / STOCK OPTION PLAN
                            (Full Title of the Plan)

     Robert M. Bernstein, President                           COPY TO:
     MATERIAL TECHNOLOGIES, INC.                          Gregory Bartko, Esq.
11661 San Vicente Boulevard, Suite 707              LAW OFFICE OF GREGORY BARTKO
     Los Angeles, California 92618                  3475 Lenox Road, Suite 400
           (310) 208-5589                             Atlanta, Georgia 30326
                                                          (404) 238-0550

 (Name, Address, including Zip Code. and Telephone Number, including area code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

                                        Proposed        Proposed
                                        maximum         maximum
                                        offering price  aggregate    Amount of
Title of securities  Amount to be       per             offering     registration
to be registered     registered (1)     share (2)       price        fee
-------------------  -----------------  -------------  ------------- ------------
Material
Technologies, Inc.
Common Stock         20,000,000 Shares  $       .013   $     260,000 $      24.00
------------------   -----------------  -------------  ------------- ------------

(1)   In addition, under Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities issued in connection with a stock split or stock dividend on the registered securities.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales price of the common stock of Material Technologies, Inc. on the Over-the-Counter Bulletin Board
      maintained by the NASD.

                                       1

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement relates to the registration of 20,000,000 shares of
Material Technologies, Inc. (the "Company" or "Registrant") common stock, $0.001 par value per share (the "Common Stock") issuable to employees, officers and directors of the Company as compensation for services in accordance with the
Material Technologies, Inc. Amended 2002 Stock Issuance / Stock Option Plan (the
"Amended 2002 Plan"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Amended
2002 Plan as specified by Rule 428(b) (1). Such documents are not filed with the
Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed below are hereby incorporated by reference into this
Registration Statement, and all documents subsequently filed by Material
Technologies, Inc. (the "Company"), with the Securities and Exchange Commission
(the "Commission"), pursuant to Sections 13(a), 13(c), 14 and 15(d) of the
Securities Exchange Act of 1934, as amended, (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

        (a)   The Company's Form 10K for the year ended December 31, 2001, filed on March 26, 2002.

        (b)   The Company's Quarterly Reports on Form 10Q for its quarterly periods ended March 31, 2002, June 30, 2002 and September 30,
              2002.

        (c)   The description of the Company's common stock and other securities contained in our Registration Statement Form SB-2 filed with the
              Commission on November 30, 2001, pursuant to the Securities Act of
              1933, as amended, including any subsequent amendment or report filed for the purpose of amending such description.

All documents subsequently filed by the Company pursuant to Section 13(a),
13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

20,000,000 Shares of the Company's common stock to be issued under the Company's
Amended 2002 Stock Issuance / Stock Option Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's Articles of Incorporation and the Company's Bylaws permit the
Company to indemnify its directors to the fullest extent of Delaware law or the law of any other jurisdiction that may be applicable.

Section 14 of the Delaware General Corporation Law permits a corporation, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or he is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees)
actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claims, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                                       2

In addition, the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM 8. EXHIBITS.

          Exhibit  No.           Description

          5.1                    Opinion of Counsel

          23.1                   Consent of Counsel (included in Exhibit 5.1)

          99.1                   Material Technologies, Inc. 2002 Amended Stock
                                 Issuance/Stock Option Plan,

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a)(1)(iii) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(a)(2) That, for the purpose of determining any liability under the Securities
Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or other-wise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control-ling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, State of California on the 4th day of
March, 2003.

                                           MATERIAL TECHNOLOGIES, INC.

                                           By: /s/ Robert M. Bernstein
                                             ----------------------------------
                                                   Robert M. Bernstein, Chief Executive
                                                   Officer and President

     Each  person whose signature appears below hereby constitutes and appoints,
Robert M. Bernstein, his or her true and lawful attorneys-in-fact with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign a new registration statement filed to register additional securities pursuant to Rule
462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this
Registration Statement has been signed by the following persons on this 4th day of March, 2003, in the capacities indicated.

                                       3

                                                MATERIAL TECHNOLOGIES, INC.

                                                By: /s/ Robert M. Bernstein
                                                   ---------------------------
                                                        Robert M. Bernstein, Chief
                                                        Executive Officer and President

     Pursuant to the requirements of the Securities Exchanges Act of 1933, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                                                 By: /s/ Robert M. Bernstein
                                                   ---------------------------
                                                         Robert M. Bernstein, Chief
                                                         Executive Officer, President,
                                                         Principal Financial Officer,
                                                         Principal Accounting Officer,
                                                         and Director

                                                 By:
                                                    --------------------------
                                                         Joel Freedman, Secretary and
                                                         Director

                                                 By: /s/ John Goodman
                                                    --------------------------
                                                         John Goodman, Director

                                       4

                                INDEX TO EXHIBITS

Exhibit No.               Description

5.1                   Opinion of Counsel

23.1                  Consent of Counsel (included in Exhibit 5.1)

99.1                  Material Technologies, Inc. Amended 2002 Stock
                      Issuance/Stock Option